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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT LIGAND PHARMACEUTICALS INCORPORATED TREATS AS PRIVATE OR CONFIDENTIAL.

Agreement on the Acquisition of Stocks
in
Apeiron Biologics AG

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This agreement on the acquisition of stocks in Apeiron Biologics AG ("Agreement") is entered on 15 June 2024 by and between
1.    Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA, United States of America
– "Purchaser" –,
and
2.    the Persons listed in Exhibit (A)
– each of the Persons listed in Exhibit (A) a "Seller" and collectively the "Sellers" –
– the Purchaser and the Sellers each also a "Party" and collectively the "Parties" –
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Table of Contents (for convenience purposes only)
Section	Page
1. Transaction Dates 1
2.    Certain Defined Terms     2
3.    Sale and Transfer of the Sold Stocks    4
4.    ESOP    5
5.    Purchase Price and Payments    6
6.    No Leakage    9
7.    Pre-Conditions to Signing    12
8.    Closing    14
9.    Sellers' Warranties    16
10.    Remedies    17
11.    Tax    19
12.    Limitations and Exclusion of Purchaser Claims    22
13.    [Intentionally left blank]    26
14.    [Intentionally left blank]    26
15.    Purchaser’s Guarantee    26
16.    Purchaser’s Indemnity    27
17.    Sellers’ Waiver of Claims and Sellers’ Indemnities    28
18.    No Double Dip    29
19.    Payment Terms    29
20.    Confidentiality    31
21.    Notices    31
22.    Relation of the Sellers    32
23.    Miscellaneous    33

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Definitions
(for convenience purposes only)
Each of the following terms shall have the meaning as ascribed to it on the respective page of this Agreement (including its Preamble) containing the respective definition.

Term	Page	Term	Page

ABGB    2
Affiliate/-s    2
AGM    2
Agreed Closing Date    2
Agreement    ii
AktG    2
Appraiser    2
Appraiser Proposed Leakage Amount    11
Articles of Association    3
[***]    1
[***]    13
Austrian FDI Approval    14
BAO    3
Breach    17
Business Days    3
Chosen Accounting Firm    2
Claim Notice    18
Closing    2
Closing Actions    15
Closing Confirmation    15
Closing Date    2
Closing Tranche Purchase Price    8
Company    1
Company Enterprise Value    7
Company Equity Value    7
Company Stocks    1
Conditional Stocks    1
Damages    18
Data Room    23
DD Findings List    28
Disclosure Schedules    17
Due Inquiry    17
Earn-out    8
Effective Date    2
Equity Value per Stock    7

Escrow Account    7
Escrow Agent    7
Escrow Agreement    7
Escrow Amount    7
ESOP    1
ESOP Amount    5
ESOP Beneficiaries    5
ESOP Cash Amount    5
ESOP Tax Amount    5
ESOP Waiver Letter    12
Excluded Claims    24
Fairly Disclosed    23
Final and Binding    2
Financial Statements    3
Fundamental Warranties    24
GmbHG    3
Governmental Entity    3
Indemnification Claim Notice    28
Individual Knowledge of Seller    17
Initial Release Notice    15
Inquired Person    17
invIOs AG    1
invIOs GmbH    3
Knowledge of Sellers    17
Leakage    9
Leakage Notice    10
Legal Entity    3
Management Termination Agreement    13
Material Claim    23
Non-Appealable    3
Notice(s)    31
Objection Notice    10
Participation/-s    1
Party/-ies    ii
Permitted Leakage    9
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Pre-Effective Date Tax    19
Pre-Effective Date Tax Period    19
Prohibited Recipients    3
Purchase Price    7
Purchaser    ii
Purchaser Claim    4
Purchaser Proposed Leakage Amount    10
Purchaser's Guarantee/-s    26
Purchaser's Indemnification Claim/-s    28
Related Party    4
Release Date    8
Relevant Persons    17
Relevant Tax Matter    20
Retention Amount    8
Seller/-s    ii
Seller’s Percentage    29
Sellers' Beneficiary    27
Seller's Indemnification Claim/-s    27
Sellers' Representative    32
Sellers' Transaction Costs    8
Sellers' Warranties    16
Sellers' Warranty    16

Sellers’ Representative's Proposed Leakage Amount    10
Shareholder Register    1
Signing Date    2
Sold Stocks    4
Tax    20
Tax Authority    20
Tax Communication    22
Tax Indemnification    20
Tax Indemnification Claim    20
Tax Reduction    20
Tax Return    20
Third Party Claim    19
Threshold    24
Transaction    1
UGB    4
VAT    4
W&I Insurance Policy    24
W&I Insurer    24
W&I Liability Cap    24
Warranty Period    25

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List of Exhibits
(for convenience purposes only)

Exhibit	Description
Exhibit (A)	List of Sellers
Exhibit (C)	Shareholders Register
Exhibit (F)	Minutes General Meeting
Exhibit 4.1	Table of ESOP Payments
Exhibit 5.1.1	Equity Bridge
Exhibit 5.4.1	Escrow Agreement
Exhibit 5.6	Earn-out
Exhibit 6.2.4	Permitted Leakage
Exhibit 7.1.2	Co-Sale Demand
Exhibit 7.1.3	Spouses’ Consents
Exhibit 7.1.5(a)	Form of Exit Notice
Exhibit 7.1.5(b)	Option holders
Exhibit 7.1.5(c)	Form of ESOP Waiver Letter
Exhibit 7.1.6	Management Termination Agreement
Exhibit 7.1.7	Resignation Letter [***]
Exhibit 7.1.8(a)	Confirmation Letter Special Agents
Exhibit 7.1.8(b)	Confirmation Letter invIOs GmbH regarding Special Agents
Exhibit 7.1.12	Waiver Letter Erste Bank
Exhibit 7.1.13	Amendment Service Level Agreements
Exhibit 7.1.14	Resignation Letters Supervisory Board
Exhibit 7.1.17	Confirmation invIOs AG regarding Carve-Out
Exhibit 7.1.18	Bring-Down Certificate
Exhibit 7.1.19	[***]
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Exhibit 8.2.1(d)	Initial Release Notice
Exhibit 8.2.1(f)	Supervisory Board Resolution new Management Board Member
Exhibit 8.3.1	Closing Confirmation
Exhibit 9	Sellers' Warranties
Exhibit 12.1.5(c)	Disclosures
Exhibit 17.2	DD Findings List
Exhibit 23.8	Interpretation Rules

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PREAMBLE
(A)The Purchaser is a stock corporation incorporated under the laws of the state of Delaware, United States of America, with business address at 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA, Unites States of America.
(B)Apeiron Biologics AG is a stock corporation (Aktiengesellschaft) incorporated under the laws of the Republic of Austria with its business address at Campus-Vienna-Biocenter 5, 1030 Vienna, Austria, registered with the Austrian Company Register (Firmenbuch) maintained by the Vienna Commercial Court under FN 242223k ("Company").
(C)The registered stock capital (Grundkapital) of the Company amounts to EUR [***] and is divided into [***] bearer stocks without par value (nennbetragslose Stückaktien, die auf den Inhaber lauten) with a nominal participation in the registered stock capital of the Company of EUR 1.00 each (together the "Company Stocks"). The Company Stocks are currently treated pursuant to Sec. 10 para 3 AktG as registered stocks but are neither represented by a single note (Einzelurkunde) nor a global note (Sammelurkunde), but all shareholders of the Company and the number of Company Stocks owned by them are registered in the Company's shareholder register (the "Shareholder Register"). An up-to date abstract from the Shareholder Register as of Signing Date is attached hereto as Exhibit (C). Company's general meeting has resolved that additional [***] bearer stocks without par value (together the "Conditional Stocks") may be issued in accordance with employee stock option programs implemented for members of the supervisory board, members of the management board and employees of the Company (together the "ESOP").
(D)The Company held
•[***]
•105.651 stocks (corresponding to approximately 3.146% of the stocks) in invIOs Holding AG, a stock corporation incorporated under the laws of the Republic of Austria with its business address at Campus-Vienna Biocenter 5, 1030 Vienna, Austria, registered with the Austrian Company Register (Firmenbuch) maintained by the Vienna Commercial Court under FN 582783i ("invIOs AG")
([***] and invIOs AG together the "Participations" and each a "Participation").
(E)The Sellers intend to sell and transfer any and all Company Stocks held by them at Signing Date, as applicable, and any further Company Stocks (if any) acquired by the Sellers until Closing, namely the Sold Stocks to the Purchaser and the Purchaser intends to purchase and acquire from the Sellers such Sold Stocks ("Transaction").
(F)On 6 June 2024, the shareholders of the Company held an ordinary general meeting of the Company ("AGM"), in which Sellers representing [***] of the total share capital of the Company, voted in favor of exercising their drag-along right in accordance with Section 7 of the Articles of Association. The minutes of such extraordinary general meeting are attached hereto as Exhibit (F).

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NOW, THEREFORE, the Parties agree as follows:
1.Transaction Dates
1.1"Agreed Closing Date" shall mean the Signing Date or any other date to be mutually agreed between the Sellers and the Purchaser to be the Agreed Closing Date.
1.2"Closing" shall mean the closing (Vollzug) of the transaction contemplated by this Agreement by way of satisfaction, or due waiver by the relevant Party/Parties, as the case may be, of the Closing Actions.
1.3"Closing Date" shall mean the date and time of the occurrence of the Closing.
1.4"Effective Date" shall mean 31 December 2023, 24:00 hours CET.
1.5"Final and Binding" shall mean with respect to any decision, guidance, recommendation or other issuance from any court, tribunal, public authority or other Governmental Entity that the respective decision, guidance, recommendation or other issuance is Non-Appealable, its legal force may only be suspended (Durchbrechung der Rechtskraft) in accordance with section 68 paragraph 2, 3 or 4 of the Austrian General Administrative Procedure Act 1991 (Allgemeines Verwaltungsverfahrensgesetz 1991) or sections 293 to 310 of the Austrian Federal Fiscal Code (Bundesabgabenordnung), as the case may be, but for no other reason, and, where applicable, that the rights of all parties, which should have been involved in the administrative proceedings leading to the respective decision, guidance, recommendation or other issuance according to the applicable administrative provisions, have not been ignored (Nichtvorliegen übergangener Parteien).
1.6"Signing Date" shall mean the date on which the last Party has signed this Agreement.
2.Certain Defined Terms
2.1"ABGB" shall mean the Austrian Civil Code (Allgemein Bürgerliches Gesetzbuch).
2.2"Affiliate/-s" shall mean any individual persons (natürliche Personen) or Legal Entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of Sec. 15 AktG, whereby with respect to each Seller, the term "Affiliate/-s" shall not include the Company and the Participations.
2.3"AktG" shall mean the Austrian Stock Corporation Act (Aktiengesetz).
2.4"Appraiser" shall mean Deloitte Audit Wirtschaftsprüfungs GmbH ("Chosen Accounting Firm"). In case the Chosen Accounting Firm is conflicted under the applicable professional rules or unable or unwilling to act, the Appraiser shall be any other independent firm of chartered accountants of international standing as agreed by the Sellers’ Representative and the Purchaser. Failing such agreement within 2 (two) weeks from the Chosen Accounting Firm declining its engagement, the President of the Austrian Chamber of Tax Advisers and Chartered Accountants (Kammer der Steuerberater:innen und Wirtschaftsprüfer:innen) shall determine from the remaining big four audit-firms an Appraiser upon a respective application of either the Sellers’ Representative or the Purchaser.
2.5"Articles of Association" shall mean the articles of association of the Company.

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2.6"BAO" shall mean the Austrian Fiscal Code (Bundesabgabenordnung).
2.7"Business Days" shall mean any days (other than Saturdays, Sundays and public holidays in Vienna, Austria, and California, United States of America), when banks are open for general customer business in Vienna, Austria, and California, United States of America.
2.8"Financial Statements" shall mean the audited annual financial statements of the Company for the business year ending on 31 December 2023.
2.9"GmbHG" shall mean the Austrian Act on Limited Liability Companies (Gesetz betreffend Gesellschaften mit beschränkter Haftung).
2.10"Governmental Entity" shall mean (i) any international, supra-national, national, state, municipal, local or other organisation or governmental body (including any ministry, department, subdivision, agency, court, administrative agency or commission or other authority thereof), including the European Union and its institutions, and (ii) any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
2.11"invIOs GmbH" shall mean invIOs GmbH, a company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria with its business address at Campus-Vienna-Biocenter 5, 1030 Vienna, Austria, registered with the Austrian Company Register (Firmenbuch) maintained by the Vienna Commercial Court under FN 521324 d.
2.12"Legal Entity" shall mean any corporation, company, partnership, association, trust or other legal entity, whether having separate legal personality or not, established pursuant to the laws of any jurisdiction.
2.13"Non-Appealable" shall mean with respect to any decision, guidance, recommendation or other issuance from any court, tribunal, public authority or other Governmental Entity, that the respective decision, guidance, recommendation or other issuance is non-appealable and legally enforceable since it is no longer subject to any ordinary or extraordinary legal remedy.
2.14"Prohibited Recipients" shall mean any Seller, any Affiliate of any Seller and any Related Party to a Seller.
2.15"Purchaser Claim" shall mean an individual claim that the Purchaser has against the Sellers under Sections 9, 10 and 11 of this Agreement;
2.16"Related Party" shall mean any Person related to a Seller within the meaning of Section 32 of the Austrian Insolvency Code (Insolvenzordnung – IO) and any Person
2.16.1indirectly or directly holding at least one quarter of the share capital, membership rights, participation rights, voting rights or assets in a Seller or in relation to which a Seller indirectly or directly holds at least one quarter of the share capital, membership rights, participation rights, voting rights or assets; or

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2.16.2is entitled to at least one quarter of the profit or liquidation proceeds in a Seller or in relation to which a Seller is entitled to at least one quarter of the profit or liquidation proceeds; or
2.16.3which indirectly or directly controls in the meaning of Section 244 paragraph 2 UGB a Seller or is indirectly or directly controlled by a Seller, provided that, with respect to each Seller, the term Related Party shall not include the Company or a Participation.
2.17"UGB" shall mean the Austrian Business Code (Unternehmensgesetzbuch).
2.18"VAT" shall mean value added tax in accordance with the Austrian Value Added Tax Act 1994 (Umsatzsteuergesetz 1994).
3.Sale and Transfer of the Sold Stocks
3.1Sales and Transfers of the Sold Stocks
3.1.1Each of the Sellers hereby sells (verkauft) the Company Stocks held by such Seller at the Signing Date on the terms of this Agreement to the Purchaser and the Purchaser hereby purchases on the terms of this Agreement such Company Stocks from the Sellers. All Company Stocks sold to the Purchaser under this Section 3.1.1 are also referred to as the "Sold Stocks".
3.1.2Each of the Sellers hereby transfers (abtreten) his/her/its Sold Stocks to the Purchaser, subject only to the conditions precedent (aufschiebende Bedingungen) that the Closing Actions set forth in Sections 8.2.1(a) through (and including) 8.2.1(d) have been fulfilled or duly waived and the Purchaser hereby accepts such transfers.
3.1.3The transfer (Abtretung) of the Sold Stocks with legal effect in rem (dingliche Wirkung) shall occur at Closing concurrently (Zug-um-Zug) with the Closing Action set forth in Section 8.2.1(d) (namely, the hand-over of a written instruction in the form as attached hereto as Exhibit 8.2.1(d) to the Escrow Agent) having been duly fulfilled or duly waived in accordance with the terms of this Agreement.
3.1.4The transfer (Abtretung) of the Sold Stocks shall, subject to Section 3.1.5, occur with economic effect (wirtschaftliche Wirkung) as of the beginning of the day following the Effective Date, i.e. 1 January 2024, 00:00 hrs CET.
3.1.5The sales and transfers of the Sold Stocks include all rights, benefits and obligations pertaining to the Sold Stocks, including the rights to any profits or dividends of the Company for the current year and, to the extent not distributed prior to the Closing, for previous years.
3.1.6The Sellers herewith mutually and irrevocably consent to the sale and transfer of the Sold Stocks to the Purchaser pursuant to Sections 3.1.1 and 3.1.2. With respect to the sale and transfer of the Sold Stocks, each Seller herewith irrevocably waives his/her/its (i) pre-emptive right pursuant to Section 5 of the Articles of Association, (ii) tag-along right pursuant to Section 6 of the Articles of Association and (iii) any other

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rights with regard to, or in connection with, the sale and transfer of the Sold Stocks other than the drag-along right pursuant to Section 7 of the Articles of Association.
4.ESOP
4.1The "Cash Compensation" (as defined in the ESOP) to be paid to the beneficiaries under the ESOP (together the "ESOP Beneficiaries" and such cash compensation the "ESOP Cash Amount") as well as any Taxes incurred in connection with the settlement of the ESOP ("ESOP Tax Amount" and together with the ESOP Cash Amount the "ESOP Amount") shall be paid in accordance with the Escrow Agreement from the Escrow Account. The ESOP Cash Amount will be paid from the Escrow Account in the name and on behalf of the Company, of invIOs AG and of invIOs GmbH to the ESOP Beneficiaries in accordance with a respective release notice as determined in the Escrow Agreement. The ESOP Tax Amount will be paid from the Escrow Account to the Company, invIOs AG and invIOs GmbH in accordance with a respective release notice as determined in the Escrow Agreement and subsequently the Company, invIOs AG and invIOs GmbH will comply with their duty to withhold the respective portion of the ESOP Tax Amount and will pay the appropriate portion of the ESOP Tax Amount to the competent Tax Authority. The Parties agree that the ESOP Amount shall not be treated as a financial debt item in the equity bridge and that the Sellers shall indemnify and hold harmless the Company and the Purchaser in accordance with this Section 4. Sellers herewith waive any and all claims they have or might have against the Company and/or invIOs AG and invIOs GmbH and/or the Purchaser in connection with, or relating to, the payment of the ESOP Amount to the ESOP Beneficiaries and the Company and invIOs AG and invIOs GmbH, to the extent exceeding any amount as set out in the Table of ESOP Payments as attached hereto as Exhibit 4.1.
4.2Subject to occurrence of Closing, the Sellers undertake to indemnify and hold harmless the Company and, to the extent an ESOP Beneficiary asserts shares in the Company instead of a "Cash Compensation" (as defined in the ESOP) or otherwise asserts claims against the Purchaser in connection with the ESOP, the Purchaser from
4.2.1any and all claims of the ESOP Beneficiaries, which they assert against the Company and/or the Purchaser in connection with the ESOP exceeding the respective ESOP Cash Amount paid in the name and on behalf of the Company in accordance with the Escrow Agreement,
4.2.2Taxes incurred on the level of the Company in connection with the settlement of the ESOP exceeding the respective ESOP Tax Amount paid to the Company in accordance with the Escrow Agreement,
4.2.3all costs and expenses incurred on the level of the Company in connection with the payment of the ESOP Amount in connection with Sections 4.2.1 and/or 4.2.2, as well as
4.2.4all costs and expenses incurred on the level of the Purchaser in connection with Section 4.2.1 in case an ESOP Beneficiary has asserted shares in the Company instead of a "Cash Compensation" (as defined in the ESOP) or has otherwise asserted claims against the Purchaser in connection with the ESOP.

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4.3The Sellers shall not be liable under this Section 4, if and to the extent that
4.3.1the Company has been indemnified by the Sellers by way of actual payment of the ESOP Amount from the Escrow Account to the Company; or
4.3.2the respective claim for indemnification in accordance with Section 4.2 is caused by acts or declarations or omissions initiated or executed by the Company and/or the Purchaser after the Closing Date.
4.4Limitations, Miscellaneous
4.4.1Claims in accordance with Section 4.2.1 shall become time barred [***] after the relevant ESOP Beneficiary has asserted the respective claim against the Company and/or the Purchaser.
4.4.2Claims in accordance with Section 4.2.2 shall become time barred [***] after the relevant Tax assessment has become Final and Binding.
4.4.3Claims in accordance with Section 4.2.3 and Section 4.2.4 shall be become time barred [***] after the respective costs and/or expenses have been incurred.
4.4.4Payments by the Parties pursuant to Section 4.2 shall to the extent legally permissible be treated as an adjustment of the Purchase Price.
4.4.5Except for Section 12.1.2, 12.1.3 and 12.6 and 18, the limitations set forth in Section 12 shall not apply to any claims of the Purchaser under Section 4.2.
5.Purchase Price and Payments
5.1Company Equity Value, Equity Value per Stock
5.1.1For purposes of the sales and transfers of the Sold Stocks, the Parties agree that as per the Effective Date, the total equity value of the Company amounts to the result of USD 100,000,000.00 (in words: one hundred million US-Dollar) (such amount the "Company Enterprise Value") less the amount of financial debt as at the Effective Date and plus the amount of cash as at the Effective Date (such equity value the "Company Equity Value"), each as further defined and detailed in the enterprise to equity value bridge attached hereto as Exhibit 5.1.1.

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5.1.2"Equity Value per Stock" shall be calculated as follows:

Company Equity Value
multiplied by	number of Sold Stocks
divided by	the result of the number of the shares of the Company minus the number of the own shares held by the Company
minus	Sellers' Transaction Costs
minus	ESOP Amount
Aggregate Equity Value of the Sold Stock
divided by	number of Sold Stocks
Equity Value per Stock

The Equity Value per Stock in the Company amounts to [***].
5.2Purchase Price
The aggregate purchase price for the sale of the Sold Stocks ("Purchase Price") shall amount to the product (Produkt) of the number of Sold Stocks and the Equity Value per Stock.
5.3Payment of the Purchase Price
The Purchase Price plus the Sellers' Transaction Costs plus the ESOP Amount (jointly the "Escrow Amount") shall be paid on the Agreed Closing Date in accordance with Section 8.2.1(b) to the Escrow Account (as defined below), provided that, however, the Purchaser may elect to pay the Escrow Amount to the Escrow Account prior to the Agreed Closing Date, and that such payment shall be deemed fulfilment of the Closing Action set forth in Section 8.2.1(b).
5.4Escrow Account, Escrow Agreement
5.4.1The Sellers, the Purchaser and Mr. Thorsten Antenreiter, notary public, Do-naustadtstraße 1/3, 1220 Vienna, as escrow agent ("Escrow Agent") have entered into the escrow agreement attached hereto as Exhibit 5.4.1 ("Escrow Agreement") with respect to the escrow account maintained by the Escrow Agent for purposes of the Transaction ("Escrow Account").
5.4.2A partial amount of the Purchase Price in the amount of [***] (ESOP Amount) and in the amount of [***] (Retention Amount) shall serve as security for the payment of any cash compensation (i) pursuant to Section 4.2, (ii) pursuant to Section 6.3 and/or (iii) pursuant to Section 17.2 ("Retention Amount"). Subject to the terms of the Escrow Agreement, the Retention Amount shall be kept in the Escrow Account until the respective release date agreed in the Escrow Agreement (the "Release Date"). In accordance with the terms of the Escrow Agreement, the Retention Amount or parts thereof shall be released to the Sellers on the respective Release Date, except for the Blocked Amounts (as defined in the Escrow Agreement) which Blocked Amounts shall then be released in accordance with Escrow Agreement.

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5.4.3Immediately following Closing, a partial amount of the Escrow Amount in the amount of the aggregate costs in the meaning of Section 7.8 of the Articles of Association in the amount of [***] ("Sellers' Transaction Costs") shall be paid out to the persons entitled to these costs in accordance with the terms of the Escrow Agreement. The Sellers' Transaction Costs shall be borne by each Seller in the percentage of the Sold Stocks owned by the Seller with respect to all Sold Shares.
5.4.4The Escrow Amount less the Retention Amount less the Sellers’ Transaction Costs less the ESOP Amount (the "Closing Tranche Purchase Price") shall, subject to the terms of the Escrow Agreement, be released to the Sellers without undue delay following the instruction of the Purchaser to the Escrow Agent in accordance with Section 8.2.1(d).
5.4.5Pursuant to the Escrow Agreement, the Escrow Agent will confirm to the Sellers and the Purchaser the receipt of the Escrow Amount in the Escrow Account without undue delay.
5.5VAT
The Parties have the common understanding that the sale and the transfer of the Sold Stocks contemplated under this Agreement are not subject to or are exempt from VAT or any similar tax under non-Austrian law. The Parties will file their Tax Returns in accordance with this assumption. The Sellers shall not waive any exemption from or opt for VAT or a respective tax provision under non-Austrian law.
5.6Earn-out
In addition to the Purchase Price, the Sellers shall be entitled to an earn-out up to the amounts of, and subject to the provisions set forth in, Exhibit 5.6 ("Earn-out").
5.7Treatment of Payments
The Parties agree that any indemnity, compensation, damage or similar payment made under this Agreement (other than the payment of the Purchase Price or Earn-out), shall be treated by the Parties as an adjustment of the Purchase Price, i.e., an increase or a reduction of the Purchase Price, respectively, and, to the extent permitted by applicable law, shall be treated by the Parties as such also for Tax purposes. For the avoidance of doubt: The foregoing does not affect the content of the definition Company Equity Value.
6.No Leakage
6.1"Leakage" shall mean, in each case of Section 6.1.1 through Section 6.1.13, if and to the extent effected between the Effective Date and the Closing or, if effected after the Closing, based on commitments by the Company, incurred prior to the Closing,
6.1.1any payment or declaration of dividends or similar distribution by the Company to or for the benefit of any Prohibited Recipient;
6.1.2any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) or any other payments by the Company with respect to Company Stocks to, or for the benefit of, any Prohibited Recipient;

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6.1.3any performance of any obligation or granting of any other monetary (geldwerter) benefit by the Company to, or for the benefit of, any Prohibited Recipient;
6.1.4granting any loans by the Company to, or for the benefit of, any Prohibited Recipient;
6.1.5any sale or transfer of assets, by the Company to, or for the benefit of, any Prohibited Recipient;
6.1.6any acquisition of assets or rights by the Company from a Prohibited Recipient;
6.1.7any assumption of liability or indemnity incurred by the Company from, or for the benefit of, a Prohibited Recipient;
6.1.8any issuance of guarantees or provision of other form of collateral by the Company for any financial debt owed by any Prohibited Recipient;
6.1.9any waiver or release of any claims by the Company against, or for the benefit of, Prohibited Recipients;
6.1.10any payment by the Company of fees or commissions to any advisor, broker, finder or other third party, or any transaction or exit bonuses, compensation, severance payment or other special incentive in connection with the Transaction, other than payments to employees reflected in the List of Transaction Costs Beneficiaries (Annex 5.1 (a)(ii) to the Escrow Agreement);
6.1.11any agreement or transaction between the Company and, or for the benefit of, any Prohibited Recipient;
6.1.12any Taxes triggered by one of the items under Sections 6.1.1 to 6.1.11; and
6.1.13any commitments to undertake any of the above measures, in each case, which does not constitute Permitted Leakage.
6.2Permitted Leakage
"Permitted Leakage" shall mean:
6.2.1any matter/transaction explicitly provided for under this Agreement and/or undertaken at the request of, or with the prior written consent of, the Purchaser;
6.2.2payment of dividends by the Company in the form of an in-kind distribution of the shares held by the Company in invIOs AG on the basis of the Financial Statements corresponding to an amount of [***];
6.2.3payment of dividends by the Company in the form of a cash distribution on the basis of the Financial Statements corresponding to an amount of [***];
6.2.4any matter, transaction and payments listed with respective relevant amounts in Exhibit 6.2.4; and

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6.2.5unless stipulated otherwise in this Agreement, any Taxes triggered by one of the items under Sections 6.2.1 and 6.2.3.
6.3Remedies
If any Leakage has occurred or occurs and has not been remedied prior to the Closing Date, then, in accordance with the terms of this Agreement, the Seller (i) who received Leakage and/or (ii) who is a Related Party to the Prohibited Recipient which received Leakage shall compensate, on a Euro for Euro basis but in US-Dollars in accordance with Section 19.4, the Company or, at the Purchaser's discretion and provided that mandatory law does not require compensation of the Company, the Purchaser for the respective amount paid to the respective Seller or the respective Prohibited Recipient in violation of Section 6.1. For the avoidance of doubt the Retention Amount may only be used for the compensation in the meaning of the previous sentence in the portion which would have to be released to such Seller if there would not be such Leakage incident; this shall, however, not limit the Purchaser’s right to claim from such Seller pursuant to the first sentence of this Section 6.3 the full amount constituting Leakage.
6.4Procedure
6.4.1The Purchaser shall notify the Sellers’ Representative within [***] months following the Closing Date of any Leakage identified by the Purchaser ("Leakage Notice") and shall specify the amount(s) of Leakage and the recipient of Leakage in such Leakage Notice (the sum of such amounts also referred to as "Purchaser Proposed Leakage Amount"). Failing receipt of the Leakage Notice by Sellers’ Representative within the aforementioned period of [***] months following the Closing Date no further claim of Purchaser for Leakage shall be available. Sellers’ Representative shall be entitled to give written notice to the Purchaser within 20 (twenty) Business Days following receipt of the Leakage Notice that the Sellers’ Representative disagrees in the name of the alleged recipient with the Purchaser Proposed Leakage Amount ("Objection Notice") stating in reasonable detail the reasons of Sellers’ Representative's objection and the amount(s) of Leakage proposed by the Sellers’ Representative (if any) (the sum of such amount(s) also referred to as "Sellers’ Representative's Proposed Leakage Amount"). Failing receipt of the Objection Notice by Purchaser within the aforementioned period of 20 (twenty) Business Days following receipt of the Leakage Notice, the Purchaser Proposed Leakage Amount shall become final and binding on all Parties involved.
6.4.2Upon receipt of an Objection Notice by Purchaser, the Purchaser and Sellers' Representative shall endeavour in good faith to resolve any objection of Sellers’ Representative within 15 (fifteen) Business Days after the Purchaser's receipt of the Sellers' Representative’s Objection Notice. If the Purchaser and Sellers’ Representative are unable to do so, and
(a)provided that the disagreement of the Sellers’ Representative with the Purchaser Proposed Leakage Amount is only with respect to the amount of the Leakage proposed in the Purchaser Proposed Leakage Amount (and not as to whether the matter or transaction in question qualifies as Leakage), the matter shall be referred to the Appraiser. The Appraiser is obliged to establish independently the amount of Leakage (but not whether the matter

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or transaction in question qualifies as Leakage). In so doing, the Appraiser shall act as an expert (Schiedsgutachter) and not act as an arbitrator (Schiedsrichter). The Parties hereby expressly exclude the applicability of § 1056 second sentence Austrian Civil Code with respect to the Appraiser.
(b)provided and to the extent that the disagreement of the Sellers’ Representative with the Purchaser Proposed Leakage Amount is not with respect to the amount of the Leakage proposed in the Purchaser Proposed Leakage Amount but as to whether the matter or transaction in question qualifies as Leakage, Section 23.5 shall apply.
6.4.3The Appraiser shall determine its own procedure, whether the Purchaser Proposed Leakage Amount is correct as specified by the Purchaser's Leakage Notice and, if not, what alterations should be made in order to correct the relevant inaccuracy of the Purchaser Proposed Leakage Amount (the "Appraiser Proposed Leakage Amount"). The Appraiser Proposed Leakage Amount must be an amount between, or equal to one or the other of the Purchaser Proposed Leakage Amount and the Sellers' Representative’s Proposed Leakage Amount. The Appraiser shall deliver its determination of the Appraiser Proposed Leakage Amount together with relevant supporting documents to the Purchaser and the Sellers’ Representative. To the extent legally permissible, the Purchaser shall provide the Sellers’ Representative and the Appraiser promptly with all information, access to books and records of account, documents, files, papers and information stored electronically which they reasonably request. Prior to taking a decision the Appraiser shall give each of the Purchaser and the Sellers’ Representative an opportunity to be heard and explain their considerations with respect to amount of Leakage.
6.4.4The Appraiser’s determination of any subject matter falling within the scope of its mandate shall be final and binding on the Parties unless the Appraiser Proposed Leakage Amount is obviously incorrect (offensichtlich unrichtig), e.g. in case of manifest calculation errors (Rechenfehler), which is claimed by either the Sellers’ Representative in the name of the relevant Seller or the Purchaser to the respective other Party in writing within 20 (twenty) Business Days after the receipt of the Appraiser Proposed Leakage Amount. The fees, costs and expenses of the Appraiser shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in proportion to the respective difference of the Purchaser Proposed Leakage Amount and the Sellers' Proposed Leakage Amount, respectively, to the Appraiser Proposed Leakage Amount.
7.Pre-Conditions to Signing
7.1Sellers' Pre-Conditions
The Sellers herewith confirm that the following pre-conditions (Voraussetzungen) set forth in Sections 7.1.1 through 7.1.19 have been fulfilled:
7.1.1The shareholders of the Company held an extraordinary general meeting of the Company, in which Sellers representing at least 80 % of the total share capital of the Company, voted in favor of exercising their drag-along right in accordance with Section 7 of the Articles of Association;

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7.1.2The Sellers' Representative has provided the Purchaser with scan copies, copies of which are attached hereto as Exhibit 7.1.2, (i) of the written request in accordance with Section 7.3 of the Articles of Association (Mitverkaufsverlangen) duly signed by Liberalis Management GmbH as proxyholder of Sellers representing at least 80% of the total share capital of the Company, by way of which such Sellers demand from the remaining shareholders of the Company to co-sell their Company Stocks to Purchaser and (ii) of the written declarations of each such Seller affirming to the remaining shareholders under oath (an Eidesstatt) in accordance with Section 7 of the Articles of Association that the Purchaser is an ‘Unaffiliated Person’ and ‘Third Party’ within the meaning of the Articles of Association.
7.1.3The spouses of those Sellers (i) who are natural persons, (ii) who are married and (iii) who require due to matrimonial arrangement or applicable matrimonial law the consent of the spouse, have consented to this Transaction by way of consent declarations, copies of which are attached hereto as Exhibit 7.1.3;
7.1.4The Sellers hold at least [***] Company Stocks (representing at least 90 % of the registered stock capital (Grundkapital) of the Company) which are sold and transferred to the Purchaser pursuant to the terms and conditions of this Agreement;
7.1.5The members of the management board of the Company have opted for the "Cash Compensation" (as defined in the ESOP) and have communicated this decision to the option holders under the ESOP with an exit notice substantially in the form of Exhibit 7.1.5(a) and the option holders under the ESOP listed in Exhibit 7.1.5(b) have signed a waiver letter substantially in the form of Exhibit 7.1.5(c) ("ESOP Waiver Letter");
7.1.6A management termination agreement, a copy of which is attached hereto as Exhibit 7.1.6 ("Management Termination Agreement"), has been executed between the Company, represented by the chairman of the supervisory board, and [***] to mutually terminate the management agreement of such current managing director with effect as per the Closing Date;
7.1.7[***] has provided the Company with her resignation letter attached as Exhibit 7.1.7 which termination shall be effective as of the end of Closing;
7.1.8The two special agents (Prokuristen) of the Company, [***], have provided the Company with statements in writing, (i) confirming that, except for the claims explicitly set forth in Exhibit 7.1.8(a), any and all claims they might have against invIOs GmbH in connection with their employment with invIOs GmbH due until the Signing Date have been fully satisfied and (ii) providing for a waiver of any and all claims they may have against the Company, except for the claims explicitly set forth in Exhibit 7.1.8(a), copies of which are attached hereto as Exhibit 7.1.8(a). invIOs GmbH has confirmed in writing that any and all Taxes with regard to the employment relationships mentioned in the previous sentence which became due until the Signing Date have been paid when due; a copy of such confirmation is attached hereto as Exhibit 7.1.8(b);

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7.1.9The shares held by the Company in invIOs AG have been distributed and transferred to the shareholders of the Company by way of an in-kind dividend (except for the hand-over of the share certificates to a maximum of five shareholders, which is still pending on Signing Date);
7.1.10[***];
7.1.11All valid (i) finders' fee agreements and consulting agreements and (ii) memberships (other than the membership with [***]), have been terminated, at total cost for the Company, which in aggregate do not exceed the [***];
7.1.12The outstanding credit amount that has been provided to the Company under the facility agreement by Erste Bank dated 27 April 2020 has been fully repaid and Erste Bank has provided the Company with a corresponding waiver letter, a copy of which is attached hereto as Exhibit 7.1.12;
7.1.13[***];
7.1.14Each member of the supervisory board has provided the Company with their respective resignation letter attached as Exhibit 7.1.14 which termination shall be effective as of the end of the next general meeting of the Company following Closing;
7.1.15The management board of the Company has revoked the two persons holding special authority (Prokura) with effect as of the end of Closing;
7.1.16The Company (i) has distributed its profit in the form of a cash distribution on the basis of the Financial Statements corresponding to an amount of [***] and (ii) has confirmed in writing that apart from such cash distribution and the distribution in kind of the shares held in invIOs AG in accordance with Section 7.1.9 no Leakage has occurred between the Effective Date and the Signing Date;
7.1.17The Sellers have provided the Company with a written statement by invIOs AG, confirming that, except for the claims explicitly set forth in Exhibit 7.1.17 all employees who have been transferred to invIOs GmbH pursuant to the purchase agreement dated 16 December 2021 have received all payments due two Business Days prior the Date hereof and any and all taxes related to those employees for due payments have been paid when due; a copy of such statement is attached hereto as Exhibit 7.1.17;
7.1.18The management board of the Company has provided the Purchaser with a duly signed bring-down certificate as of today's date, substantially in form and substance as attached hereto as Exhibit 7.1.18;
7.1.19[***].
7.2Purchaser's Condition
The Purchaser herewith confirms that the Austrian Federal Minister of Labour and Economic Affairs has taken an approval decision pursuant to Section 7(2)(1)(b) of the Austrian Investment Control Act ("Austrian FDI Approval").

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7.3Seller’s Waiver to Challenge AGM Resolutions
The Sellers hereby irrevocably waive the right to challenge the resolutions adopted at the AGM and to bring an action against the validity of these resolutions.
8.Closing
8.1Closing
On the Agreed Closing Date, at 10:00 a.m. (local time), the Parties shall meet at the offices of E+H Rechtsanwälte GmbH in Vienna, or the Parties shall meet at such date, time, and/or place as the Sellers and Purchaser may otherwise mutually agree upon in writing (including by email), and shall thereupon promptly take the Closing Actions as provided for hereinafter. The Parties may also agree in writing (including by email) to perform the Closing in a virtual meeting via telephone or video conference.
8.2Closing Actions
8.2.1On the Agreed Closing Date, the Sellers and the Purchaser shall simultaneously (Zug um Zug) take the following actions ("Closing Actions") in the sequence as set out below:
(a)The Sellers' Representative provides the Purchaser with copies of the consent of the Company's management board members and the chairman of the supervisory board to the Transaction and to the sales and transfers of the Sold Stocks hereunder pursuant to Section 4 of the Articles of Association.
(b)The Purchaser pays the Escrow Amount to the Escrow Account in accordance with Section 19, provided that, however, the Purchaser may elect to pay the Escrow Amount prior to the Agreed Closing Date and that such payment shall be deemed fulfilment of the Closing Action set forth in this Section 8.2.1(b).
(c)The Escrow Agent confirms the receipt of the Escrow Amount on the Escrow Account vis-à-vis the Purchaser and the Sellers.
(d)The Purchaser hands over to the Escrow Agent a written instruction in the form as attached hereto as Exhibit 8.2.1(d) to release the Escrow Amount including the Closing Tranche Purchase Price in accordance with the Escrow Agreement ("Initial Release Notice").
(e)The Purchaser and the Sellers' Representative instruct the Company's management board members to enter the Purchaser as new owner of the Sold Stocks in the Shareholder Register.
(f)The supervisory board of the Company adopts a resolution as attached hereto as Exhibit 8.2.1(f) regarding the appointment of another management board member.
8.2.2The Purchaser may waive the performance of the Closing Actions set forth in Sections 8.2.1(a), 8.2.1(e) and 8.2.1(f) in whole or in part by written declaration. The Sellers may waive the performance of the Closing Actions set forth in

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Sections 8.2.1(b) and 8.2.1(d) in whole or in part by written declaration. The Parties may jointly waive the performance of the Closing Actions set forth in Section 8.2.1(c) in whole or in part by written declaration. The effect of a waiver shall be limited to eliminating the need of the respective Closing Action to be performed at Closing and shall not prejudice any claims the Parties may have on the basis of circumstances relating to the non-performance of such Closing Action.
8.3Closing Confirmation
8.3.1Immediately after all Closing Actions have been fulfilled or duly waived, the Sellers and the Purchaser shall declare in a written confirmation that all Closing Actions have been fulfilled or duly waived and that the Closing has occurred, in the form attached hereto as Exhibit 8.3.1 (the "Closing Confirmation").
8.3.2For the avoidance of doubt, the legal effect of the Closing Confirmation shall be limited to serving as evidence that all Closing Actions have been fulfilled or duly waived and that the Closing has occurred, but the execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties arising from this Agreement or under applicable law.
8.4Withdrawal (Rücktritt)
8.4.1Notwithstanding Section 23.10 the Sellers, acting jointly, may withdraw (zurücktreten) from this Agreement by written notice to the Purchaser, if the Purchaser fails to execute the Closing Actions set forth in Sections 8.2.1(b) and 8.2.1(d) when due within 10 (ten) Business Days following the Agreed Closing Date.
8.4.2The Purchaser may withdraw (zurücktreten) from this Agreement by written notice to the Sellers, if the Sellers fail to execute the Closing Actions set forth in Sections 8.2.1(a) and 8.2.1(e) when due within 10 (ten) Business Days following the Agreed Closing Date.
8.4.3In case the Sellers or the Purchaser withdraw from this Agreement, all rights, claims and obligations under this Agreement shall terminate except for the provisions set forth in this Section 8.4 (Withdrawal (Rücktritt)), Section 17 (Confidentiality), Section 21 (Notices), Section 22 (Relation of the Sellers) and Section 23 (Miscellaneous), which shall continue to apply in full force and effect.
8.4.4In any event, the termination or withdrawal shall not affect any rights or claims of a Party that have come into existence (entstanden) before the termination has become effective.
8.5Any Party is obligated to use its best endeavours to procure that all shareholders of the Company comply with the obligations according to section 7.3 of the articles of association of the Company (Drag-Along Right). As of the Closing, the obligation of the Sellers in accordance with the preceding sentence is limited to actions which do not incur any costs which have to be or might have to be borne by any Seller, unless the Purchaser undertakes to indemnify the respective Sellers from such costs.

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9.Sellers' Warranties
9.1The Sellers hereby warrant to the Purchaser, subject to any limitations contained in this Agreement, in particular subject to and within the scope of the requirements and limitations provided in Sections 10 and 12, in particular the W&I Liability Cap, by way of the contractual warranty agreement pursuant to Section 859 Austrian Civil Code as set out in this Agreement that the statements set forth in Exhibit 9 are true, correct and complete (each a "Sellers' Warranty" and collectively, the "Sellers' Warranties") as at the Signing Date and as at any date explicitly referred to in Exhibit 9.
9.2Each of the Sellers' Warranties shall be construed as a separate and independent Sellers' Warranty and shall not be limited or restricted by reference to or inference from the terms of any other Sellers' Warranty or any other term of this Agreement.
9.3All Schedules referred to in Exhibit 9 are herein collectively referred to as the "Disclosure Schedules". The Parties agree that if any disclosure of events or documents made in the Disclosure Schedules is below any materiality threshold provided for such disclosure requirement or contains additional information, such disclosure shall not be used to construe or expand the scope of the required disclosure (including any standard of materiality) of such Sellers' Warranty.
9.4[***].
9.5For the purpose of this Agreement, "Individual Knowledge of Seller" (or any similar term) means the knowledge of the respective Seller and, in case a Seller is a Legal Entity, of each member of its management boards (Mitglieder seiner Geschäftsführungsorgane) they have.
9.6Sellers do not give or assume any guarantees other than those set forth in Exhibit 9 and none of the Sellers' Warranties shall be construed as a guarantee or representation entitling to remedies beyond Section 10 below, in particular not as a warranty or guarantee or representation of any profitability of the business or of the Company or as a warranty, guarantee or representation for the correctness of the equity value bridge or of any item relevant for the equity value bridge.
10.Remedies
10.1Compensation for a Breach
If (i) any of the Sellers' Warranties was untrue, incorrect or incomplete in whole or in part or (ii) there is a Tax Indemnification Claim (each a "Breach"), the Sellers shall irrespective of the existence of fault on the Sellers' side (verschuldensunabhängiger Anspruch) and regardless of the actual knowledge of the incorrectness of the Sellers' Warranty or a Tax Indemnification Claim by any of the Sellers (wissensunabhängig), subject to the provisions, limitations and exclusions as set forth in this Agreement, following receipt of a Claim Notice from the Purchaser, either:
10.1.1put the Purchaser or, at the election of the Purchaser, the Company or the respective Participation, in the same position it would have been in, if the Breach had not occurred (Naturalrestitution) within a reasonable period but no later than one (1) month following receipt of a Claim Notice; or

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10.1.2if and to the extent that such remediation in kind (Naturalrestitution) (i) has not been effected by the relevant Seller or Sellers within a period of one (1) month following the receipt of a Claim Notice, (ii) is impossible by the nature of the Breach, (iii) is finally refused (ernsthaft und endgültig verweigert) by the Sellers or (iv) is not sufficient to put the Purchaser or, at the election of the Purchaser, the Company or the respective Participation in the same position it would have been in if the Breach had not occurred, pay Damages (as defined below), i.e. compensation in money (Schadenersatz in Geld), to the Purchaser or, at the election of the Purchaser, the Company.
10.2Damages
Purchaser shall be entitled to claim the positive damage (positiver Schaden) (including, for the avoidance of doubt, in particular royalty payments, license fees and other revenue/income to which the Company would have been entitled if the respective Sellers' Warranty would not have been breached), reasonably foreseeable loss of profits, and any reasonably foreseeable consequential damages of the Company or of the Purchaser, as the case may be, resulting from a Breach, on a Euro-for-Euro basis and, in particular, without taking into account any multipliers or ratios, excluding (i) any damages for lost profits (entgangener Gewinn), (ii) lost opportunities (entgangene Geschäftschancen), (iii) frustrated expenses (vergebliche Aufwendungen), (iv) incidental or internal costs and expenses incurred by the Purchaser, Purchaser's Affiliates or the Company, (v) loss of goodwill or reputational damages, (vi) potential or actual value reductions due to loss of earnings or reduced dividend flows, (vii) losses based on a pricing multiple or other valuation method, (viii) any other potential or actual reduction in value (Minderung) of the Company beyond the actual damage incurred to the extent legally possible. Any losses which are recoverable in accordance with this Section 10.2 are herein collectively referred to as "Damages".
10.3Notification of Purchaser Claims
If the Purchaser becomes aware of any matter or circumstance that is reasonably likely to give rise to a Purchaser Claim, Purchaser shall give notice in writing to Sellers and shall provide to the extent available, (i) information on the facts and the object of the Breach in reasonable detail and (ii) the estimated amount of (potential) Damages ("Claim Notice"). Section 924 ABGB second sentence shall not apply.
10.4Third Party Claims
10.4.1If (i) an order of any governmental authority (including a Tax Authority) is issued, announced to be issued or threatened to be issued against Purchaser or the Company, or (ii) Purchaser or the Company is sued or threatened to be sued by a third party, including any governmental entity or authority, in each case in a manner which may give rise to a Purchaser Claim ("Third Party Claim"), Purchaser shall give Sellers' Representative notice of such Third Party Claim without undue delay (unverzüglich) but in any case within ten (10) Business Days after Purchaser has learned of such Third Party Claim.
10.4.2The Purchaser shall use reasonable endeavours that Sellers' Representative is provided with all materials and information reasonably required to assess the Third Party Claim and is given reasonable opportunity to comment or discuss with the

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Purchaser any measures which Sellers' Representative proposes to take or to omit in connection with such Third Party Claim. In particular, Sellers' Representative shall be given an opportunity to comment on, participate in, and review any reports, audits or other measures and shall receive copies of all relevant orders (Bescheide) of any governmental authority without undue delay (unverzüglich).
10.4.3Sellers and Sellers’ Representative agree that all information obtained under this Section 10.4 shall be treated as Confidential Information.
10.4.4To the extent that Sellers are in breach of a Sellers' Warranty, all costs and expenses reasonably incurred and evidenced by Purchaser or the Company in connection with the defence of an alleged Third Party Claim shall be borne by the Sellers.
11.Tax
11.1Definitions
"Pre-Effective Date Tax" shall mean, irrespective of its due date and the assessment date, any Taxes of the Company attributable to a Pre-Effective Date Tax Period.
"Pre-Effective Date Tax Period" shall mean any day or time period up to and including the Effective Date, it being understood that with regard to Tax assessment periods (steuerliche Veranlagungszeiträume) beginning before and ending after the Effective Date, the portion of Taxes attributable to the Pre-Effective Date Tax Period shall be determined as if the Effective Date were the end of a business year and the end of a Tax assessment period.
"Pre-Effective Date Tax Refund" shall mean (i) irrespective of its due date and the assessment date, any Tax refund of the Company attributable to any Pre-Effective Date Tax Period irrespective of whether the Tax refund occurs by way of an actual payment or setting-off against Taxes assessed for taxation periods ending after the Effective Date and (ii) the amount equal to any Tax liability or Tax provision included – also as part of other liabilities, accruals and provisions – in the Financial Statements to the extent that it exceeds the actual Pre-Effective Date Tax charge.
"Relevant Tax Matter" shall mean any filing of a Tax Return, receipt of a Tax assessment or announcement of a Tax audit or any other interaction in writing with a Tax Authority or fiscal courts that could potentially lead to a claim or an obligation of any Party pursuant to this Section 11.
"Tax Reduction" shall mean any kind of cash-effective benefit by way of a lower Tax assessment, Tax refund, Tax credit, Tax saving, set-off, increase of losses carried forward or other kind of advantage, including interest thereon (reduced by taxes on such interest) and net of any corresponding Tax increase.
"Tax" or "Taxes" shall mean any taxes, charges, imposts, levies, fees, duties, contributions (including social security contributions), withholdings, customs, compensation payments or indemnification payments in respect of any such items, and any other payment obligations charged by any federal, state, municipal, foreign or domestic authority, or payable to third parties in respect of such items, on any transaction, income, activity or product, whether directly or indirectly, to be withheld, to be assessed, or to be self-assessed, including the

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liability for such taxes of other parties, together with any associated interest, penalties, surcharges or fines. This includes in particular corporate income tax (Körperschaftsteuer), interest and dividend withholding tax (Kapitalertragsteuer), payroll tax (Lohnsteuer), social security contributions of the employer as well as of the employee (Arbeitgeber- und Arbeitnehmerbeiträge zur gesetzlichen Sozialversicherung), contributions to the statutory employees' pension fund (Beiträge zur betrieblichen Vorsorgekasse), municipality tax (Kommunalsteuer), contributions to the family burden fund (Beiträge zum Familienlastenausgleichsfonds), value added tax (Umsatzsteuer), levies for chambers of commerce (Kammerumlagen), stamp duties (Rechtsgeschäftsgebühren), real estate transfer tax (Grunderwerbsteuer), any other impositions within the meaning of Austrian Federal Fiscal Code (Bundesabgabenordnung), but excluding any reduction of tax losses carried forward.
"Tax Authority" shall mean (i) any governmental entity, including the government of any state or province (or political subdivision thereof) as well as municipality or local authorities, (ii) any public insurance institution, including social security agencies, (iii) any body or (iv) any other authority, which is competent to assess, impose, collect or administrate any Tax, whether in Austria or elsewhere.
"Tax Return" shall mean any return, declaration, report or information return, statement, claim for refund and other document of, relating to, or required to be filed in respect of, any and all Taxes, including any schedule or attachment thereto, and any amendment thereto.
11.2Indemnity
Subject to occurrence of Closing, the Sellers undertake to indemnify and hold harmless the Purchaser or – at free discretion of the Purchaser – the Company, as the case may be, from any Pre-Effective Date Tax ("Tax Indemnification" and a claim hereunder "Tax Indemnification Claim"). The Sellers shall not be liable under this Section, if and to the extent that
11.2.1the respective Pre-Effective Date Tax has been paid on or before the Effective Date;
11.2.2a provision (Rückstellung), allowance or reserve in relation to the relevant Tax is reflected in the Financial Statements;
11.2.3the Company or the Purchaser have actually received repayment or indemnification from a third party (including under an insurance policy) with respect to the respective Pre-Effective Date Tax;
11.2.4the respective Pre-Effective Date Tax is caused by acts or declarations or omissions initiated or executed by the Purchaser or – after the Closing Date – by the Company other than measures required under mandatory law;
11.2.5the respective Pre-Effective Date Tax is caused by any change in the accounting or taxation policies, and/or practices (including the exercise of election rights) of the Company other than changes required under mandatory law;
11.2.6the respective Pre-Effective Date Tax is caused by a change of Tax law or Tax court decision after the Effective Date;

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11.2.7the respective Pre-Effective Date Tax is caused by circumstances which give rise to Tax Reductions in taxation periods ending after the Effective Date with respect to the Company and/or the Purchaser, e.g. resulting from the lengthening of depreciation periods or higher depreciation allowances (i.e., reversal effects); in such case, the Tax Reduction realized up to the date the Tax Indemnification Claims is raised shall be fully offset, and future Tax Reductions shall be determined with the Tax rates applicable as on the Effective Date (assuming that the Company is and remains profitable) and discounted at a rate of 5 % p.a.; such discounted value of the future Tax reduction shall be deducted from the respective Pre-Effective Tax.
11.2.8the Purchaser, or – after the Closing Date – the Company has failed to comply with the obligations and procedures set forth in Sections 11.4 and/or 11.5 and such failure has prejudiced (beeinträchtigt) the Taxes becoming payable.
11.3Due Date of Tax Indemnification Claim
Any Tax Indemnification Claim pursuant to Section 11.2 shall be due twenty (20) Business Days after the Sellers have been notified in writing by the Purchaser of the payment obligation and the corresponding payment date and have received a copy of the underlying Tax assessment, but in no event earlier than five (5) Business Days before the respective Tax is due and payable to the Tax Authority.
11.4Tax Refund Claim
11.4.1The Sellers shall be entitled to any Pre-Effective Date Tax Refund, unless such Pre-Effective Date Tax Refund (i) has been settled prior to/on Effective Date or (ii) has already reduced a Tax Indemnification Claim of the Purchaser.
11.4.2The Purchaser shall, upon receipt of a Pre-Effective Date Tax Refund, pay to the Sellers an amount equal to the Pre-Effective Date Tax Refund less any applicable withholding tax not later than twenty (20) Business Days after the receipt.
11.4.3The exclusions set forth in Section 11.2 shall apply mutatis mutandis to any claim of the Sellers under this Section.
11.5Tax Communication
After the Closing Date, the Purchaser shall (and shall procure that the Company does) (i) file all Tax Returns and submit all other Tax related written communication with the Tax Authorities relating to the Relevant Tax Matters in connection with, for the avoidance of doubt, the Pre-Effective Date Tax Period, when due and in accordance with past practice and applicable laws (together, the "Tax Communication") only subject to the Seller's prior written approval, which shall not be unreasonably withheld or delayed, (ii) forward all Tax Communication at least ten (10) Business Days before the filing due date to the Sellers for review and comments, except for self-assessment notices with respect to wage tax, VAT and other self-assessed taxes (Lohnsteueranmeldungen, Umsatzsteueranmeldung, sonstige Anmeldungssteuern), and (iii) comply with all instructions issued by the Sellers with respect to Tax Communication. The consent of Sellers shall be deemed to be granted if the Sellers fail to deliver written notice of their consent or instructions within five (5) Business Days after the date of the receipt of the respective drafts of the Tax Returns.

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11.6Limitations, Miscellaneous
11.6.1Claims under this Section 11 shall become time barred [***] after the relevant Tax assessment has become Final and Binding.
11.6.2Payments by the Parties pursuant to Section 11 shall to the extent legally permissible be treated as an adjustment of the Purchase Price.
11.6.3Except for Section 12.3 (W&I Cap), 12.6 (Exclusive Remedy) and 12.7 (Credit of Benefit) the limitations set forth in Section 12 shall not apply to any claims of the Purchaser under Section 11.2.
12.Limitations and Exclusion of Purchaser Claims
12.1The Sellers shall not be liable for a Purchaser Claim if and to the extent that:
12.1.1the matter to which the Purchaser Claim relates (i) has been specifically taken into account in the Financial Statements by way of a specific provision (Einzelrückstellung), liability (Verbindlichkeit), exceptional market values (Abschreibung auf den niedrigeren beizulegenden Wert), in each case reasonably associated with the matter in question and taken into account when determining the Company Enterprise Value, or (ii) deducted as financial debt in the equity value bridge attached as Exhibit 5.1.1;
12.1.2the Damage asserted under the Purchaser Claim is actually recovered from third parties by the Purchaser or the Company under any insurance policy of the Company, excluding any W&I Insurance;
12.1.3Purchaser or any Affiliate of Purchaser controlled by the Purchaser in the meaning of Section 244 paragraph 2 UGB has intentionally contributed to (mitverursacht) such Breach within the meaning of Section 1301 ff Austrian Civil Code (ABGB) and/or has failed to comply with its duty to mitigate damages (Schadensminderungsobliegenheit);
12.1.4the Purchaser Claim does result from, or is increased by, the passing of, or any change in any law after the Closing Date;
12.1.5the Purchaser had positive knowledge of the underlying facts or circumstances constituting a Breach; without limitation of the foregoing, the following facts and circumstances are irrevocably deemed to be positively known by the Purchaser:
(a)facts and circumstances Fairly Disclosed in this Agreement, its Exhibits or Schedules (including the Disclosure Schedules); or
(b)[***]; or
(c)facts and circumstances Fairly Disclosed in the documents set out in Exhibit 12.1.5(c).
Facts and circumstances are "Fairly Disclosed" (i) if they have been disclosed in this Agreement, its Exhibits or Schedules (including the Disclosure Schedules) or (ii) if they have been disclosed in the Data Room, provided such information is contained

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in a folder to which it topic-wise relates and in a manner that an experienced purchaser, equipped with the necessary expertise, applying the duty of care of a prudent businessman, could reasonably understand the relevance and significance of the matter in connection with the Sellers' Warranties and/or a Tax Indemnification Claim.
12.2De Minimis and Threshold, Excluded Claims
12.2.1The Sellers shall only be liable pursuant to or in connection with those Purchaser Claims for a Breach that are not Excluded Claims:
(a)if such individual Purchaser Claim exceeds [***] (de minimis) (each such claim above the de minimis threshold a "Material Claim"), whereby a series of individual claims on similar set of facts shall be regarded as an individual Purchaser Claim; and
(b)if the sum of all Material Claims exceeds an aggregate amount of [***] (Freigrenze) (the "Threshold").
12.2.2If and to the extent that the aggregate amount of all Material Claims exceeds the Threshold, the Purchaser shall be entitled to claim the full aggregate amount of such Material Claims and not only the amount exceeding the Threshold.
12.2.3Sections 12.1.5, 12.2.1 and 12.2.2 shall not apply to Excluded Claims. "Excluded Claims" means:
(a)Purchaser Claims for Breaches of Sellers' Warranties pursuant to Sections 1, through 3 of Exhibit 9 (the "Fundamental Warranties"); and
(b)Tax Indemnification Claims.
12.3Cap
The aggregate liability of the Sellers for any claims for a Breach including – for the avoidance of doubt – a Breach of a Fundamental Warranty or Tax Indemnification Claim (herein collectively "Insured Claims"), shall not exceed [***] ("W&I Liability Cap"). The Purchaser expressly acknowledges, and the Parties agree, that any liability of the Sellers for an Insured Claim in excess of the W&I Liability Cap shall be excluded. Consequently, the Purchaser's sole recourse with respect to Insured Claims in excess of the W&I Liability Cap shall be against the entity or entities, as the case may be, underwriting the Insured Claims. Purchaser expressly acknowledges and the Parties agree that the validity and collectability risks in respect of the insurance, if any, which has been or will be taken out by the Purchaser in relation to the Insured Claims shall solely and irrevocably rest with the Purchaser.
12.4W&I Insurance
12.4.1The Purchaser has taken out a warranty & indemnity insurance policy ("W&I Insurance Policy") with [***] ("W&I Insurer"). The costs of the W&I Insurance Policy shall be shared between the Purchaser and the Sellers at equal parts, except for the costs for a “knowledge scrape” offered by the W&I which costs shall solely borne by the Sellers.

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12.4.2The Parties acknowledge that a Seller is liable in accordance with applicable statutory law in case such Seller or one of the persons attributable to the Seller pursuant to Section 9.4 and 9.5 commits in relation to the Purchaser wilful deceit (arglistige Täuschung), fraud (Betrug) or intentional harm (vorsätzliche Schädigung).
12.4.3The Purchaser has provided the Sellers with a letter from the W&I Insurer on the Signing Date in which the W&I Insurer assures the Sellers that it will not assert any recourse against the Sellers pursuant to any applicable laws, in particular pursuant to any applicable insurance contract act, in the event of an insurance claim by the Purchaser against the W&I Insurer, unless in case of wilful deceit (arglistige Täuschung), fraud (Betrug) or intentional behaviour (Vorsatz) by a Seller or one of the persons attributable to the Seller pursuant to Section 9.4 and 9.5.
12.5Limitation Periods
12.5.1Any and all claims of the Purchaser under or in connection with a Breach shall be time-barred (verjähren) [***] following the Closing Date, except for a Purchaser Claim for Breaches of (i) Fundamental Warranties, which shall each be time-barred (verjähren) [***] after the Closing Date, and (ii) tax warranties provided for in Section 20 of Exhibit 9, which shall become time-barred (verjähren) [***] after the relevant Tax assessment becomes Final and Binding. Each period mentioned in this Section 12.5 is referred to as a "Warranty Period ".
12.5.2The Warranty Period of any claim of the Purchaser under or in connection with a Breach is deemed to be complied with if the Purchaser has asserted the respective claim by written Notice to the Sellers’ Representative within the respective Warranty Period.
12.5.3For a Breach resulting from an intentional concealment of the truth by any Seller or resulting from particular gross negligence or intentional fault of any Seller, neither time limitations or monetary limitations, nor any other limitations of liability of any Seller apply.
12.6Exclusive Remedy
The Parties agree that the remedies the Purchaser may have against the Sellers for any Breach are solely governed by Sections 10 through 12, which shall be the exclusive remedies available to the Purchaser for a Breach instead and to the exclusion of any and all remedies that would otherwise be available to the Purchaser under applicable law. Accordingly the remedies provided in Sections 10 through 12 shall be in lieu of any other remedy (Rechtsbehelf) (including, but not limited to), (i) any assertion remedy pursuant to Sections 918 f ABGB, (ii) any other warranty remedy pursuant to Sections 922 ff Austrian Civil Code (ABGB) (Gewährleistungsbehelf), (iii) any damage claim pursuant to Sections 1397 ff Austrian Civil Code (ABGB) (Schadenersatzanspruch), if and to the extent such remedies can be contracted out, (iv) any other liability claim (Haftungsanspruch), (v) any challenge or adaption remedy due to error pursuant to Sections 871 f Austrian Civil Code (ABGB) (Irrtumsanfechtung) or (vi) any annulment remedy due to significant inequality of values pursuant to Section 934 Austrian Civil Code (ABGB) (Verkürzung über die Hälfte) or (vii) or any other challenge-, adaption- or annulment-remedy (Gestaltungsrechte), to the extent

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such remedies can be contracted out) the Purchaser may have by law or otherwise in connection with any Breach set forth under or in connection with this Agreement.
12.7Credit of Benefits
To the extent that any circumstances forming the basis of a Purchaser Claim give rise to a monetary Tax benefit or other monetary benefit (including a reduction in taxable income) of the Company or the Purchaser, such benefit shall be credited against such claim of the Purchaser (Vorteilsausgleich).
12.8No Limitation of Liability
For the avoidance of doubt, any limitations of liability of the Sellers under this Agreement shall not apply with respect to intentional actions (vorsätzliche Handlungen), fraud (Betrug) or wilful deceit (arglistige Täuschung) of the Sellers or the Relevant Persons.
13.[Intentionally left blank]
14.[Intentionally left blank]
15.Purchaser’s Guarantee
Purchaser hereby guarantees that the statements set forth in Sections 15.1.1 through 15.1.5 below (herein collectively "Purchaser's Guarantees" and each a "Purchaser's Guarantee") are true and correct on the Signing Date and on the Closing Date:
15.1.1Enforceability, Capacity: Purchaser is a stock corporation duly organized and validly existing under the laws of the state of Delaware having its registered address at 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA, United States of America. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally. Purchaser has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate actions of Purchaser. Except for the FDI Approval and capital market rules applying to Purchaser, Purchaser is not required to give any notice to any person or obtain any consent or governmental authorisation or approval in connection with the execution and performance of this Agreement. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated under this Agreement will directly or indirectly violate the certificate of incorporation, articles of association or by-laws of Purchaser.
15.1.2Bankruptcy or Judicial Composition Proceedings: No bankruptcy or judicial composition proceedings concerning Purchaser have been applied for (i) by the management of Purchaser, or (ii), to the knowledge of Purchaser, any third party, and, to the knowledge of Purchaser, no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings concerning Purchaser or justify any action of voidance of this Agreement.

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15.1.3Acquisition for Own Account: Purchaser is acquiring the Sold Stocks as an investment for its own account.
15.1.4Financial Capability: Purchaser has sufficient immediately available funds to pay the Purchase Price, as well as any fees, costs and expenses incurred or to be made in connection with the transactions contemplated under this Agreement.
15.1.5No Violation of Laws: To the knowledge of Purchaser the execution and performance by Purchaser of its obligations under this Agreement as well as all other agreements, instruments and documents to be executed or delivered under or in connection with this Agreement, do not violate, conflict or result in any contravention of any applicable law or any regulation or judgment of any governmental authority applicable to Purchaser.
15.1.6Finders' Fees: Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder, agent (Erfüllungsgehilfe) or other third party with respect to the transactions contemplated under this Agreement for which a Seller could become wholly or partly liable.
15.2In case of any breach or non-fulfilment by Purchaser of any of the Purchaser's Guarantees, Purchaser shall be liable for putting each Seller into the same position that it would have been in if the respective Purchaser's Guarantee had been correct (Naturalrestitution) or, at the election of a Seller, for paying Damages (Geldersatz) to such Seller.
16.Purchaser’s Indemnity
16.1Purchaser shall indemnify and hold harmless each Seller and each of Sellers' Affiliates and any of their respective successors and any of the current or former members of the management board of the Company (herein each a "Sellers' Beneficiary") from and against any and all losses, liabilities (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements) (herein collectively "Seller's Indemnification Claims" and each a "Seller's Indemnification Claim") arising out of or in connection with claims of the Company:
16.1.1resulting from an alleged infringement of applicable capital maintenance rules; or
16.1.2resulting from the breach of the duties of a member of the management board, whereas such indemnification shall not apply if such liability is based on wilful deceit (arglistige Täuschung), fraud (Betrug) or intentional behaviour (Vorsatz) by a Seller or the relevant Sellers' Beneficiary, in each case unless and except to the extent Purchaser has an enforceable right to claim damages or indemnification from a Seller in respect of such losses, liabilities or damages under the terms of this Agreement. Each Seller's Indemnification Claim is capped at such amount that the Company has asserted against such Sellers' Beneficiary and has actually received from the Sellers' Beneficiary upon assertion of the claim forming the basis for the respective Seller's Indemnification Claim. Purchaser’s obligations under this Section 16 shall terminate at the earlier of (i) the expiry of the limitation period of the claim forming the basis for the respective Seller's Indemnification Claim, (ii) the Purchaser ceases to be a shareholder of the Company, provided the Purchaser has transferred its obligation under

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this Section 16 validly to the acquiror of the Company Stocks or (iii) the Company becomes insolvent in the meaning of the Austrian IO.
16.2A Seller’s Indemnification Claim shall be time-barred (verjährt) [***] after a Seller or Sellers’ Beneficiary has been notified in writing of the respective claim or liability giving rise to a Sellers’ Indemnification Claim, stating the amount of liability and the underlying facts (in reasonably sufficient detail). The expiry of the limitation period is interrupted by filing an action with the competent court/arbitration tribunal or by an agreement by the Seller or Sellers' Beneficiary entitled under the Sellers’ Indemnification Claim and the Purchaser.
16.3For avoidance of doubt, the Parties have explicitly agreed that nothing in this Section 16 shall limit the Company’s rights to collect any damages under directors & officers insurance policies.
17.Sellers’ Waiver of Claims and Sellers’ Indemnities
17.1Subject to Closing, each Seller hereby irrevocably waives, and ensures that all of his/her/its Affiliates and Related Persons will waive, any and all claims against the Company, past and future claims, unconditional and conditional claims, known or unknown claims, regardless of their nature and for what legal reason, arising from and in connection with their position as a shareholder, officer, director, board member, employee, advisor, service provider or agent for the Company.
17.2Sellers shall indemnify and hold harmless the Purchaser and/or the Company from and against any and all losses, liabilities (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements) (herein collectively "Purchaser's Indemnification Claims" and each a "Purchaser's Indemnification Claim") arising out of or in connection with the circumstances and facts disclosed in Exhibit 17.2 ("DD Findings List"). The Purchaser’s Indemnification Claims are secured by the Retention Amount and shall be time barred and limited in amount as set out in Exhibit 17.2. The aggregate liability for any and all Purchaser's Indemnification Claims shall be limited to and in no case exceed an amount of [***]. The limitation period of any Purchaser's Indemnification Claim is deemed to be complied with if the Purchaser has (i) asserted the respective claim by written Notice to the Sellers' Representative within the respective limitation period and (ii) commenced legal action before the competent tribunal within six (6) months after the lapse of the respective limitation period.
17.3Notwithstanding Section 17.2, the aggregate liability of the Sellers for any claims under or in connection with this Agreement, except for claims of the Purchaser arising as a result of wilful deceit (arglistige Täuschung), fraud (Betrug) or intentional behaviour (Vorsatz) by any of the Sellers or the Relevant Persons, shall in no case exceed an amount corresponding to the Escrow Amount plus, to the extent earned, the Earn-out.
17.4If the Purchaser becomes aware of any matter or circumstance that is reasonably likely to give rise to a Purchaser's Indemnification Claim, Purchaser shall give notice in writing to Sellers' Representative and shall provide to the extent available and legally permissible, (i) information on the facts and the object of the Purchaser's Indemnification Claim in reasonable detail and (ii) the estimated amount of the (potential) amount of Purchaser's Indemnification Claim ("Indemnification Claim Notice"). Without prejudice to the validity of

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the (alleged) Purchaser's Indemnification Claim in question, Purchaser shall allow the Sellers' Representative and its accountants and professional advisors to inspect the books and records of the Company to the extent required to investigate the matter or circumstances in question. The Sellers agree that all information obtained under this Section 17.4 shall be treated as Confidential Information. This Section 17.4 shall also apply in case of court or arbitration proceedings pending between the Parties in connection with the transactions contemplated under this Agreement.
17.5Section 10.4 (Third Party Claims) shall apply also in connection with Purchaser's Indemnification Claims. Further, provided that the remaining Retention Amount at that time is expected to be sufficient to cover the respective potential Purchaser's Indemnification Claim and that Sellers’ Representative acknowledges the respective Purchaser's Indemnification Claim in case the Company would ultimately lose the litigation about the Third Party Claim, Sellers' Representative shall be entitled, at its own discretion, to take such action (or cause Purchaser or the Company to take such action) as Seller deems reasonably necessary to avoid, dispute, deny, defend, appeal, resist, compromise or contest such claim (including making counter-claims or other claims against third parties) in the name and on behalf of the Company, provided that such claim shall not be compromised, disposed or settled without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Purchaser shall give, and procure (steht dafür ein) that the Company gives, subject to them being reimbursed all reasonable and evidenced costs and out of pocket expenses, all such information and assistance as described above, including (i) reasonable access to premises and personnel during normal business hours and without causing substantial disruption of the business operations and (ii) the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Sellers' Representative or its professional advisors may reasonably request.
17.6Since each Seller shall only be liable as single debtor (Einzelschulder), the liability of each Seller shall be limited to the Seller’s Percentage of (i) the Escrow Amount and (ii) the Earn-out. "Seller’s Percentage" shall mean the number of the Sold Stocks of such Seller divided by the number of all Sold Stocks.
18.No Double Dip
The Parties agree that where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to a claim under this Agreement, there shall be only one claim or remedy. In particular, the foregoing shall apply if one and the same set of facts qualifies as a breach or non-fulfilment of more than one of the Sellers' Warranties.
19.Payment Terms
19.1Any payments under this Agreement shall be effected at the latest on the relevant due date for such payment, by irrevocable wire transfer free and clear of costs and charges (other than any costs and charges levied by the recipient’s bank) and any withholdings, in immediately (on the same day) available US-Dollar-denominated funds with value on the relevant due date. Any accrued interest shall be due and payable together with the relevant principal amount to which it relates.

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19.2Any payments to be made under this Agreement to the Escrow Account shall, except as otherwise expressly provided in this Agreement or agreed in writing by the Parties, be made, and shall have discharging effect only if made, into the following bank account:
Account holder: Dr. Thorsten Antenreiter, LL.M.
Bank: NOTARTREUHANDBANK AG
[***]
19.3Any payment owed by the Sellers to the Purchaser under this Agreement, except as otherwise expressly provided in this Agreement, shall be made, and shall have discharging effect only if made, into the following bank account or into such other bank account as notified by the Purchaser to the Sellers at least five (5) Business Days prior to the date on which such relevant payment falls due:
Account holder: Ligand Pharmaceuticals Inc.
[***]
19.4Unless expressly otherwise provided in this Agreement, any payments to be made by any of the Parties pursuant to this Agreement shall be made in US-Dollar currency. In the event that conversion rates have to be applied to determine an amount payable or to set-off claims (to the extent permitted) in differing currencies against each other pursuant to this Agreement, the conversion rates to be applied shall be the conversion rates for value at the relevant reference date as published on the website
http://www.ecb.europa.eu/stats/exchange/eurofxref/html/index.en.html
(or any replacement thereof)
at noon on such reference date. In the event that a conversion rate for estimations referring to a specific reference date has to be determined, the relevant reference date for the estima-tion shall be the date on which such estimation is made.
19.5Except as otherwise provided herein, each Party shall pay interest on any amount becoming due (fällig) and payable (zahlbar) to any other Party under this Agreement as from (and including) the respective due date until (but excluding) the day of actual payment at the statutory rate.
20.Confidentiality
20.1The Parties mutually agree to treat as strictly confidential, and to prevent the disclosure to any third parties of, the contents of this Agreement, the circumstances concerning its negotiation, its execution and its consummation as well as any and all information which they have obtained and which relates to the other Parties. The foregoing duties shall not apply to any facts which are in the public domain, which have entered the public domain without a violation of this obligation or the disclosure of which is required by law or by any regulation, rule or any court or governmental (regulatory) authority or any stock exchange regulations. In that case, however, each Party will be obligated to inform the respective other Party about such disclosure and to limit the disclosure to the minimum required under law or by the applicable capital markets rules.

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20.2Each Party may disclose any information protected in accordance with Section 20.1 to third parties, if and to the extent that such disclosure is required in order to perform this Agreement and the Transactions stipulated herein, to any Affiliate, direct or indirect shareholder, financing partner, the broker and insurer, provided that each of them has entered into a customary confidentiality agreement in connection with the Transaction and/or to consultants or advisors obliged by profession to secrecy. The Purchaser may further disclose any information protected in accordance with Section 20.2 to its shareholders provided that each of them has entered into a customary confidentiality agreement in connection with the Transaction.
20.3Prior to issuing any press release or making any similar voluntary announcements with respect to this Agreement, its formation and its performance, the Parties shall agree on the form and content of such press release or similar announcement.
21.Notices
21.1Any statement of legal significance, notice, communication or other declaration under or in connection with this Agreement ("Notice(s)") shall be made in writing (Schriftform) unless a notarization or any other stricter form is required by mandatory law or in this Agreement. The written form shall include email if signed copies are attached as pdf to an email (with explicit confirmation of receipt), but no other transmission by way of telecommunication or electronic form. All Notices to be given by the Parties shall be addressed to the addresses set forth below:
21.1.1Notifications to the Purchaser
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA
United States of America
Attention: Paul Hadden and Andrew Reardon
E-mail: phadden@ligand.com; areardon@ligand.com

with a copy to:

McDermott Will & Emery Rechtsanwälte Steuerberater LLP
Stadttor 1
40219 Düsseldorf

Attention: Dr. Uwe Goetker
E-Mail: ugoetker@mwe.com
21.1.2Notifications to the Sellers
[***]
with a copy to:

Baker McKenzie Rechtsanwälte LLP & Co KG
Attention: Dr. Gerhard Hermann
Schottenring 25
1010 Vienna
E-mail: gerhard.hermann@bakermckenzie.com

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21.2Each Party is to communicate any change of its respective addresses set forth above as soon as possible in writing to the respective other Parties. Until receipt of such communication, the address as hitherto shall be relevant.
21.3The receipt of copies of Notices by the legal advisers to any of the Parties shall not constitute or substitute the receipt of such Notices by the Parties themselves, regardless of whether the delivery of such copy was mandated by this Agreement.
21.4All notices delivered in person shall be deemed to have been delivered to, and received by, the addressee and shall be effective on the date of personal delivery; notices delivered by registered mail, courier or e-mail shall be deemed delivered and effected on the date they are received (Zugang).
22.Relation of the Sellers
22.1Sellers' Representative
22.1.1Each of the Sellers hereby appoint the Seller set forth in Section 21.1.2, who hereby accepts such appointment, as representative ("Sellers' Representative") to act on Sellers' behalf for the following purposes under this Agreement:
(a)making and accepting any declarations, statements or notices under this Agreement on behalf of the Sellers;
(b)granting any consent or approval on behalf of Sellers set forth in this Agreement; and
(c)taking any and all other actions provided for in, or contemplated by, this Agreement to be performed by Sellers.
22.1.2Any Notice, consent or approval given to Sellers' Representative by Purchaser shall be deemed to have been given to each Seller.
22.1.3Notices, consents or approvals by the Sellers vis-à-vis the Purchaser shall only be effective when issued by the Sellers' Representative.
22.1.4The Sellers are entitled to replace the Sellers' Representative by written declaration to the Purchaser and with ten (10) Business Days prior written notice and the delivery address of any Sellers' Representative shall be in Germany or Austria.
22.2Liability of Sellers
22.2.1Each of the Sellers shall be liable under this Agreement, in particular for any infringement of this Agreement, as single debtors (Einzelschuldner).
22.2.2The liability of a Seller pursuant to Section 6.3 (Leakage) is not limited by a cap or maximum amount. The last sentence of Section 6.3 shall remain unaffected.
22.2.3Other than the liability of a Seller pursuant to Section 6.3 (Leakage), the liability of each Seller, if not limited by a cap, shall, in any event be limited by the portion of the Escrow Amount plus, to the extent actually received by such Seller, the portion of the

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Earn-out attributable to such Seller. In case of wilful deceit (arglistige Täuschung), fraud (Betrug) or intentional behaviour (Vorsatz) by a Seller or by a person attributable to a Seller pursuant to Section 9.4 or 9.5 such Seller remains to be liable as single debtor (Einzelschuldner).
22.2.4In case (i) more Sellers or all Sellers are liable for any infringement of this Agreement (as single debtors) and (ii) the portion of the liability between the Sellers cannot be derived from the infringed provision of the Agreement or from the infringed law, each of the (liable) Sellers is only liable to the portion corresponding to such Sellers portion in the Sold Stocks compared with the Sold Stocks of the Sellers liable for such infringement of this Agreement.
23.Miscellaneous
23.1All registration or similar fees as well as the costs of the Escrow Agent incurred in connection with this Agreement, other than costs of the Escrow Agent resulting from additional insurance coverage with respect to the services of the Escrow Agent, and the costs or fees of Austrian FDI Approval proceedings or other governmental approvals or filings connected with the execution and implementation of this Agreement shall be borne by the Purchaser. Save as aforesaid, each Party shall bear its own costs and taxes and the costs of its professional advisers in connection with the Transaction.
23.2Except for acknowledged (anerkannt) or finally adjudicated (rechtskräftig festgestellt) claims, each Party’s right of set-off (aufrechnen), retention (zurückbehalten) or other refusal of performance shall be excluded.
23.3Assignment
23.3.1None of the Parties may assign or otherwise transfer, in whole or in part, any rights or claims (including future or contingent claims) pursuant to or in connection with this Agreement to a third party without the prior written consent of the other Parties.
23.3.2Notwithstanding the foregoing, the Purchaser is entitled to assign the rights under this Agreement to a transferee of shares in the Company, provided that Purchaser remains exclusively responsible for and entitled to the enforcement of the relevant rights or claims.
23.4Governing Law and Jurisdiction
To extent legally permissible, this Agreement shall be governed by and construed in accordance with the laws of the Republic of Austria without regard to the principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods.
23.5All disputes, controversies and/or claims arising out of or in connection with this Agreement (or any ancillary agreement), , including a dispute as to the conclusion, termination, validity or existence thereof, are (i) finally and (ii) to the extent legally permissible also exclusively resolved and settled by the competent court for the first city district of Vienna, Austria.

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23.6The Exhibits (and the Schedules, if any, to Exhibits) comprise all exhibits (and schedules, if any) to this Agreement and form an integral and binding part of this Agreement. Unless the context requires otherwise, any reference in this Agreement to an Exhibit shall be deemed to include all Schedules, if any, to that Exhibit. This Agreement, including its Exhibits, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any previous agreements. Unless the context indicates otherwise, any reference to this Agreement shall be deemed to include a reference to its Exhibits and Schedules.
23.7Any amendments or supplements to this Agreement, as well as any waiver of any rights under this Agreement, shall be valid only if made in written form unless a stricter form is required by law. This shall also apply to any amendments to or cancellation of this Section 23.7.
23.8Wherever in this Agreement, German terms are inserted in brackets and/or italics after English terms, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective English term in such provision or elsewhere in this Agreement. Exhibit 23.8 contains further general rules applicable with respect to definitions contained herein and with respect to the interpretation and construction of this Agreement.
23.9Each provision of this Agreement is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under Applicable Laws of any jurisdiction, then, to the extent that it is illegal, invalid or unenforceable,
23.9.1it is given no effect and it is deemed not to be included in this Agreement, but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement (or of the provisions of this Agreement in any other jurisdiction); and
23.9.2it shall automatically be deemed replaced by such legal, valid and enforceable substitute provision or provisions the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision.
The same shall apply to any unintended gaps (unbeabsichtigte Vertragslücken) in this Agreement.
23.10Except for the express rights of termination contained in this Agreement and except in case of wilful deceit (arglistige Täuschung), fraud (Betrug) or wilful misconduct (Vorsatz), no Party has any right to terminate this Agreement and the Parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel, terminate or modify this Agreement under any circumstances. In particular (and except as otherwise agreed in this Agreement) and to the greatest extent legally possible, the Parties expressly waive their right (i) to challenge (anfechten), (ii) to rescind (kündigen), (iii) to withdraw from (zurücktreten) or (iv) to assert, including by way of defence (einredeweise geltend machen), any price reduction (Preisminderung), adjustment (Anpassung) or annulment (Aufhebung) of this Agreement based on error (Irrtum) or due to significant inequality of values pursuant to Section 934 ABGB (Verkürzung über die Hälfte), or on absence of purpose (Fehlen der Geschäftsgrundlage), disturbance of purpose (Störung der Geschäftsgrundlage) or frustration of purpose (Wegfall der Geschäftsgrundlage). Furthermore, the Parties agree that

DM_DE 16571412-54.121932.0011

SPA Execution Version

section 928, first sentence of the ABGB and the legal concept expressed therein shall not apply to this Agreement.

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DM_DE 16571412-54.121932.0011

[signature page for SPA – APEX]

/s/ Todd Davis__________________________________
Todd Davis
acting as CEO of
Ligand Pharmaceuticals Incorporated

[signature page for SPA – APEX]

/s/ [***]__________________________________
[***]
which is in turn acting as authorized representative (Bevollmächtiger) of all Selling Shareholders Exhibit (A) other than those who do execute this Agreement on the following pages

[signature page for SPA – APEX]

/s/ [***]___________________________________
[***]

[signature page for SPA – APEX]

___________________________________
Name: _____________________________

Exhibit (A)
List of Sellers
[***]

Exhibit (C)
Shareholders Register
[***]

Exhibit (F)
Minutes General Meeting
[***]

Exhibit 4.1
Table of ESOP Payments
[***]

Exhibit 5.1.1
Equity Bridge
[***]

Exhibit 5.4.1
Escrow Agreement
[***]

Exhibit 5.6
Earn-out
[***]

Exhibit 6.2.4
Permitted Leakage
[***]

Exhibit 7.1.2
Co-Sale Demand
[***]

Exhibit 7.1.3
Spouses’ Consents
[***]

Exhibit 7.1.5(a)
Form of Exit Notice
[***]

Exhibit 7.1.5(b)
Option holders
[***]

Exhibit 7.1.5(c)
Form of ESOP Waiver Letter
[***]

Exhibit 7.1.6
Management Termination Agreement
[***]

Exhibit 7.1.7
Resignation Letter [***]
[***]

Exhibit 7.1.8(a)
Confirmation Letter Special Agents
[***]

Exhibit 7.1.8(b)
Confirmation Letter invIOs GmbH regarding Special Agents
[***]

Exhibit 7.1.12
Waiver Letter Erste Bank
[***]

Exhibit 7.1.13
Amendment Service Level Agreements
[***]

Exhibit 7.1.14
Resignation Letters Supervisory Board
[***]

Exhibit 7.1.17
Confirmation invIOs AG regarding Carve-Out
[***]

Exhibit 7.1.18
Bring-Down Certificate
[***]

Exhibit 7.1.19
[***]
[***]

Exhibit 8.2.1(d)
Initial Release Notice
[***]

Exhibit 8.2.1(f)
Supervisory Board Resolution new Management Board Member
[***]

Exhibit 8.3.1
Closing Confirmation
[***]

Exhibit 9
Sellers' Warranties
[***]

Exhibit 12.1.5(c)
Disclosures
[***]

Exhibit 17.2
DD Findings List
[***]

Exhibit 23.8
Interpretation Rules
[***]